Exhibit 99.1

Shengkai Innovations, Inc. Reports FY2013 Second Quarter Results

TIANJIN, China, Feb. 7, 2013 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("the Company", "Shengkai", "we", or "our"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its fiscal year 2013 ("FY2013") second quarter ended December 31, 2012.

FY2013 Second Quarter Highlights

  Revenues were approximately $3.9 million compared with approximately $10.3 million in the second quarter of fiscal year 2012 ("FY2012");
  Revenues from the electric power segment were approximately $0.3 million compared with approximately $2.6 million in the second quarter of FY2012;
  Revenues from the petrochemical and chemical segment were approximately $3.2 million compared with approximately $7.1 million in the second quarter of FY2012; and
  Gross profit was approximately $1.4 million with a gross margin of 35.9%, compared with approximately $4.3 million and 42.0% in the second quarter of FY2012.

FY2013 First Six Months Highlights

  Revenues were approximately $8.6 million compared with $21.3 million in the first six months of FY2012;
  Revenues from the electric power segment were approximately $1.1 million compared with approximately $6.1 million in the first six months of FY2012;
  Revenues from the petrochemical and chemical segment were approximately $6.6 million compared with approximately $13.8 million in the first six months of FY2012;
  Gross profit was approximately $3.2 million with a 37.0% gross margin, compared with approximately $9.1 million and 42.9% in the first six months of FY2012;
  Net loss was approximately $1.7 million, or loss of $0.10 per diluted share;
  Non-GAAP net loss was approximately $1.3 million, or non-GAAP loss of $0.08 per share, after adjusting for non-cash items of share-based compensation and loss resulting from changes in the fair value of instruments; and
  First six months ceramic valves output was 1,682 sets compared with 3,762 sets during the same period a year ago.

Note: The earnings per share data for the second quarter and first six months of FY2012 have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

FY2013 Second Quarter Results

Revenues in the second quarter were approximately $3.9 million as compared to approximately $10.3 million in the second quarter of FY2012. Quarterly ceramic valves output was 730 sets as compared to 1,784 sets a year ago. Facing the general economic slowdown in the PRC, Shengkai continues the transition of target market segment from the electric power industry to domestic and international petrochemical and chemical industries.

During the second quarter of FY2013, revenues from electric power industry, petrochemical and chemical industries, and other industries accounted for 8.7%, 81.0% and 10.4% of the quarterly revenues, respectively, compared with 25.7%, 68.6% and 5.7% in the second quarter of FY2012. Specifically, revenues from the electric power industry were approximately $0.3 million compared with approximately $2.6 million in the second quarter of FY2012; revenues from the petrochemical and chemical industries were approximately $3.2 million compared with approximately $7.1 million in the second quarter of FY2012; revenues from other industries, including the aluminum and metallurgy industries were approximately $0.4 million compared with approximately $0.6 million in the second quarter of FY2012.

In the second quarter, cost of sales decreased 57.9% year-over-year to approximately $2.5 million from approximately $6.0 million in the second quarter of FY2012. Cost of sales as a percentage of revenues was 64.1% compared with 58.0% in the comparable period a year ago due to decrease in sales volume and decrease in average selling price of the product mix as we sold more lower priced products in this quarter.

Gross profit in the second quarter was approximately $1.4 million compared with approximately $4.3 million for the second quarter of FY2012. The decrease was primarily attributable to decrease in sales volume and decrease in average selling price of the product mix as we sold more lower priced products in this quarter. Gross margin was 35.9%, compared with 42.0% for the second quarter of FY2012. The decrease in gross margin was primarily due to the fixed depreciation costs spread over a smaller revenue base, and sales of more valves with lower profit margin in the product mix for this second quarter.

Selling expenses in the second quarter decreased by 41.8% year-over-year to approximately $0.6 million from approximately $1.0 million for the comparable period in FY2012. Commissions paid to agents for introducing new sales decreased year-over-year to approximately $0.3 million from approximately $0.8 million in the second quarter of FY2012. Since overseas sales and marketing expenses increased as a result of the Company's shifted strategy to explore overseas markets, and minor components of selling expenses such as sales staff's salaries, sales offices' administrative expenses and after-sale service expenses are flat-rate and did not diminish proportionally to revenue decrease, selling expenses as a percentage of quarterly sales increased to 15.2% from 10.0% in the second quarter of FY2012.

General and administrative ("G&A") expenses in the second quarter were approximately $2.8 million, up from approximately $2.0 million for the comparable period in FY2012. Excluding the non-cash share-based compensation, G&A expenses in the second quarter were approximately $2.6 million, compared with approximately $1.0 million for the comparable period of FY2012.

Total operating expenses in the second quarter of FY2013 were approximately $3.4 million compared with approximately $3.1 million for the comparable period in FY2012. Operating loss in the second quarter of FY2013 was approximately $1.9 million compared with operating income of approximately $1.3 million for the comparable period in FY2012.

Excluding the non-cash share-based compensation, non-GAAP operating loss was approximately $1.8 million, compared with non-GAAP operating income of approximately $2.3 million for the comparable period in FY2012.

Income tax benefits in the second quarter were approximately $32,000 compared with income tax expense of approximately $0.5 million in the second quarter of FY2012. In April 2010, Tianjin Shengkai Industrial Technology Development Co., Ltd. ("Tianjin Shengkai"), the Company's operating entity in Tianjin, PRC, was awarded the status of "High Technology" enterprise by the local government. The tax rate for a "High Technology" enterprise is 15% and Tianjin Shengkai was taxed at that rate from January 1, 2010 through December 31, 2011. The Company expects to receive the official approval for renewal of such treatment shortly.

GAAP net loss was approximately $1.8 million compared with GAAP net income of approximately $1.8 million in the second quarter of FY2012. Diluted loss per share was $0.10 compared to diluted earnings per share of $0.10 in the second quarter of FY2012.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net loss was approximately $1.6 million in the second quarter compared with non-GAAP net income of approximately $2.0 million in the second quarter of FY2012. The decrease was primarily due to the decline in revenues resulting from slowdown in PRC economy, loss of customers and operational transition, coupled with lower margin product mix and higher selling and research and development expenses for new potential markets. Non-GAAP loss was $0.09 per diluted share compared with Non-GAAP earnings of $0.11 per diluted share in the second quarter of FY2012.

FY2013 First Six Months Results

Revenues for the first six months of FY2013 were approximately $8.6 million as compared to approximately $21.3 million for the first six months of FY2012. Total ceramic valves output was 1,682 sets as compared to 3,762 sets a year ago. The decrease in revenue was due to loss of business resulting from unsolicited investigations, the transition into the petrochemical and chemical segment, and the general economic slowdown in the PRC.

During the first six months of FY2013, revenues from electric power industry, petrochemical and chemical industries, and other industries accounted for 12.9%, 76.6% and 10.5% of the total revenues, respectively, compared with 28.9%, 64.7% and 6.4% in the same period of FY2012. Specifically, revenues from the electric power industry were approximately $1.1 million compared with approximately $6.1 million in the first six months of FY2012; revenues from the petrochemical and chemical industries were approximately $6.6 million compared with approximately $13.8 million in the same period of FY2012; revenues from other industries, including the aluminum and metallurgy industries were approximately $0.9 million compared with approximately $1.4 million in the same period of FY2012.

Gross profit for the first six months of FY2013 was approximately $3.2 million compared with approximately $9.1 million for the same period in FY2012. Gross margin was 37.0% compared with 42.9% one year ago. The decrease in gross margin was primarily due to the fixed depreciation costs spread over a smaller revenue base, and sales of more valves with lower profit margin in the product mix for the first six months of FY2013.

Net loss for the first six months of FY2013 was approximately $1.7 million, or diluted loss per share of $0.10, compared with a net income of approximately $2.7 million, or diluted net income per share of $0.15 during the first six months of FY2012.

Excluding non-cash items of share-based compensation and change in fair value of instruments, non-GAAP net loss for the first six months of FY2013 was approximately $1.3 million compared with a non-GAAP net income of approximately $4.1 million for the comparable period in FY2012. The decrease was primarily due to the decline in revenues resulting from loss of business resulting from unsolicited investigations, operational transition, and slowdown in PRC economy, coupled with lower margin product mix and higher selling and research and development expenses for new potential markets. Non-GAAP loss was $0.08 per diluted share compared with Non-GAAP earnings of $0.23 per diluted share in the first six months of FY2012.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2012	2011	2012	2011
GAAP net (loss) income	$ (1,768,413)	1,782,084	(1,715,636)	2,726,422
Add back/(subtract):
Share-based compensation – employee options and stock awards	194,027	1,021,468	388,054	3,168,436
Changes in fair value of instruments	(4,712)	(830,085)	15,824	(1,756,722)
Non-GAAP net (loss) Income	$ (1,579,098)	1,973,467	(1,311,758)	4,138,136
GAAP (loss) earnings per share (diluted)	$ (0.10)	0.10	(0.10)	0.15
Non-GAAP (loss) earnings per share (diluted)	$ (0.09)	0.11	(0.08)	0.23

Financial Condition

As of December 31, 2012, the Company had cash and cash equivalents of approximately $65.1 million and accounts receivable of approximately $7.7 million compared to cash and cash equivalents of approximately $64.8 million and accounts receivable of approximately $9.4 million as of June 30, 2012. Total current liabilities as of December 31, 2012 were approximately $2.8 million, compared with approximately $3.5 million as of June 30, 2012. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities was approximately $0.2 million for the first six months of FY2013 compared with approximately $7.7 million in the first six months of FY2012. The decrease was primarily attributable to the net loss incurred in the first six months of FY2013 as compared to a net income for the same period in FY2012, as well as advance payments totaling approximately $2.5 million incurred during the first six months of FY2013.

Business Outlook

In response to the business disruptions and changes in the global ceramic valves industry as well as in PRC's economic conditions, management of the Company has decided to gradually phase out its less profitable domestic market segments including the electric power market and focus on expanding its presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices. The Company has increased its product sales price to match industry levels and to reflect its superior product quality. The Company has also been making efforts to streamline operations through headcount reduction and other cost-saving measures to conserve capital and reduce the impact of revenue loss. Meanwhile, the Company has invested more money in overseas sales and marketing activities and in research and development of new products for new potential markets.

As such, we expect that in the immediately following quarter ending March 31, 2013, total revenues would slightly decrease on a quarter-over-quarter basis as we usually experience due to long holidays in China during that quarter, such as the New Year and the Lunar Spring Festival; and major contribution to our sales would continue to be from the petrochemical and chemical industry. Such situation may persist until our marketing and sales efforts on some new customers and projects pay off, and the expansion in the international market picks up meaningfully. Successful penetration into international oil and chemical markets would also require the Company to obtain various certifications, including but not limited to different class API certification, such as API 6A which covers higher pressure valve products, and other firm-specific supplier qualifications, which will take time to go through various application procedures, develop new products and invest in additional or different equipment.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three and six months ended December 31, 2012 and 2011 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to independent directors and management staff, and (ii)  changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC. (F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 2012 AND JUNE 30, 2012 (Stated in US Dollars)

	December 31, 2012	June 30, 2012

ASSETS
Current Assets
Cash and cash equivalents	$ 65,072,742	$ 64,819,870
Restricted cash	--	124,433
Accounts receivable, net	7,717,619	9,388,820
Notes receivable	47,611	167,873
Other receivables	2,896,076	2,879,422
Advances to suppliers	4,821,515	2,339,362
Inventories	2,490,074	2,750,907
Total Current Assets	83,045,637	82,470,687
Property, plant and equipment, net	52,375,750	54,068,143
Land use rights, net	2,508,702	2,533,684
Other intangible assets, net	4,066,795	4,524,058
TOTAL ASSETS	$ 141,996,884	$ 143,596,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	--	124,433
Accounts payable	1,703,349	1,942,262
Advances from customers	446,247	316,020
Other payables and accrued expenses	655,789	899,491
Income tax payable	--	240,438
Total Current Liabilities	2,805,385	3,522,644
Warrant liabilities	226	1,761
Preferred (conversion option) liabilities	498,487	481,128
TOTAL LIABILITIES	$ 3,304,098	$ 4,005,533

SHENGKAI INNOVATIONS, INC. (F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Continued) AS AT DECEMBER 31, 2012 AND JUNE 30, 2012 (Stated in US Dollars)

	December 31, 2012	June 30, 2012

STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 shares authorized; 1,971,842 and 1,971,842 issued and outstanding as of December 31, 2012 and June 30, 2012, respectively.	$ 1,971	$ 1,971
Common stock -- $0.001 par value 100,000,000 shares authorized; 17,196,229 and 17,196,071 shares issued and outstanding as of December 31, 2012 and June 30, 2012, respectively.	17,197	17,197
Additional paid-in capital	72,083,621	71,695,567
Statutory reserves	11,196,604	11,196,604
Retained earnings	43,375,875	45,091,511
Accumulated other comprehensive income	12,017,518	11,588,189
TOTAL STOCKHOLDER'S EQUITY	138,692,786	139,591,039
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 141,996,884	$ 143,596,572

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011
(Stated in US Dollars)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2012	2011	2012	2011

Revenues	$ 3,920,943	$ 10,293,828	$ 8,595,228	$ 21,304,955
Cost of sales	(2,514,475)	(5,966,161)	(5,415,618)	(12,162,812)
Gross profit	1,406,468	4,327,667	3,179,610	9,142,143
Operating expenses:
Selling expenses	(596,271)	(1,024,253)	(1,206,652)	(2,075,733)
General and administrative expenses	(2,757,901)	(2,040,607)	(3,792,394)	(5,446,642)
Total operating expenses	(3,354,172)	(3,064,860)	(4,999,046)	(7,522,375)
Income from operations	(1,947,704)	1,262,807	(1,819,436)	1,619,768
Other income, net	13,752	40,568	13,752	54,041
Interest income, net	128,784	180,740	257,434	346,682
Changes in fair value of instruments - gain (loss)	4,712	830,085	(15,824)	1,756,722
(Loss) income before income taxes	(1,800,456)	2,314,200	(1,564,074)	3,777,213
Income taxes benefits (expenses)	32,043	(532,116)	(151,562)	(1,050,791)
Net (loss) income	(1,768,413)	1,782,084	(1,715,636)	2,726,422
Foreign currency translation adjustment	694,645	925,698	429,329	2,211,482
Comprehensive (loss) income	$ (1,073,768)	$ 2,707,782	$ (1,286,307)	$ 4,937,904

Basic (loss) earnings per share*	$ (0.10)	$ 0.11	$ (0.10)	$ 0.17

Diluted (loss) earnings per share*	$ (0.10)	$ 0.10	$ (0.10)	$ 0.15

Basic weighted average shares outstanding*	17,196,229	16,638,306	17,196,224	16,506,920

Diluted weighted average shares outstanding*	17,196,229	18,181,990	17,196,224	18,117,452

* The earnings per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

SHENGKAI INNOVATIONS, INC. (F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED DECEMBER 31, 2012 AND 2011 (Stated in US Dollars)

	Six months ended December 31,
	2012	2011
Cash flows from operating activities
Net (loss) income	$ (1,715,636)	$ 2,726,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,806,030	1,866,042
Amortization	517,545	510,253
Provision for doubtful accounts	11,015	110,259
(Gain) on disposal of property, plant and equipment	--	(10,584)
Changes in fair value of instruments – (gain) loss	15,824	(1,756,722)
Stock based compensation	388,054	3,168,436
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	1,678,436	6,227,905
Notes receivable	119,860	45,972
Other receivables	(10,648)	31,363
Advances to suppliers	(2,482,116)	(26,318)
Inventories	266,141	(177,693)
Increase (decrease) in liabilities:
Notes payable	(124,209)	(1,139,952)
Accounts payable	41,453	(1,480,002)
Advances from customers	130,317	389,850
Other payables	(182,760)	(1,363,226)
Accruals	(61,993)	(128,055)
Income tax payable	(241,106)	(1,300,673)
Net cash provided by operating activities	156,207	7,693,277
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	--	(487)
Purchase of property, plant and equipment	(286,214)	(176,591)
Payment of construction in progress	--	(492,277)
Purchase of intangible assets	(20,983)	--
Decrease in restricted cash	124,209	1,139,952
Net cash (used in) provided by investing activities	(182,988)	470,597

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE SIX MONTHS ENDED DECEMBER 31, 2012 AND 2011
(Stated in US Dollars)

	Six months ended December 31,
	2012	2011

Net (decrease) increase in cash and cash equivalents	$ (26,781)	$ 8,163,874

Effect of exchange rate changes on cash and cash equivalents	279,653	917,989

Cash and cash equivalents–beginning of year	64,819,870	59,870,108

Cash and cash equivalents–end of year	$ 65,072,742	$ 68,951,971

Supplementary cash flow information:

Interest received	$ 257,440	$ 346,682

Taxes paid	$ 424,711	$ 2,351,462

Non-cash transaction:
Preferred stock conversion to common stock	$ --	$ --
Common stock issuance	$ --	$ --
CONTACT: Shengkai Innovations, Inc.
         Linbin Zhang, Interim CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com